UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

under the Securities Exchange Act of 1934

(Amendment No. 13)

LILIS ENERGY, INC.

(Name of Issuer)

Common Stock, Par Value $0.0001

(Title of Class of Securities)

532403201

(CUSIP Number)

David A. Marple

Värde Partners, Inc.

901 Marquette Ave. S, Suite 3300

Minneapolis, MN 55402

(952) 893-1554

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copies to:

Julian J. Seiguer

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

(713) 836-3600

February 28, 2020

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”) or otherwise subject to the liabilities of that section of the Securities Exchange Act but shall be subject to all other provisions of the Securities Exchange Act (however, see the Notes).

CUSIP No. 532403201	Page 2 of 21

(1)	Name of reporting person The Värde Fund XI (Master), L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 20,505,097
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 9,815,271
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 20,505,097
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 19.2%*
(14)	Type of reporting person (see instructions): PN
*

The ownership percentage has been calculated based on an aggregate total of 96,168,333 shares of Common Stock (as defined below) issued and outstanding as of February 26, 2020, plus the 25,696,698 shares of Common Stock, rounded up to the nearest share, beneficially owned in connection with the Series E Preferred Stock as of the date hereof.

CUSIP No. 532403201	Page 3 of 21

(1)	Name of reporting person The Värde Fund XI G.P., LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 20,505,097
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 9,815,271
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 20,505,097
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 19.2%*
(14)	Type of reporting person (see instructions): OO

CUSIP No. 532403201	Page 4 of 21

(1)	Name of reporting person The Värde Fund XII (Master), L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 14,590,166
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 6,983,943
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 14,590,166
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 14.1%*
(14)	Type of reporting person (see instructions): PN

CUSIP No. 532403201	Page 5 of 21

(1)	Name of reporting person The Värde Fund XII G.P., L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 14,590,166
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 6,983,943
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 14,590,166
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 14.1%*
(14)	Type of reporting person (see instructions): PN

CUSIP No. 532403201	Page 6 of 21

(1)	Name of reporting person The Värde Fund XII UGP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 14,590,166
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 6,983,943
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 14,590,166
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 14.1%*
(14)	Type of reporting person (see instructions): OO

CUSIP No. 532403201	Page 7 of 21

(1)	Name of reporting person The Värde Skyway Mini-Master Fund, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Cayman Islands

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 5,199,438
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 2,488,865
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 5,199,438
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 5.3%*
(14)	Type of reporting person (see instructions): PN

CUSIP No. 532403201	Page 8 of 21

(1)	Name of reporting person The Värde Skyway Fund, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 1,208,404
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 578,407
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 1,208,404
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 1.2%*
(14)	Type of reporting person (see instructions): PN

CUSIP No. 532403201	Page 9 of 21

(1)	Name of reporting person The Värde Skyway Fund G.P., L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 6,407,842
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 3,067,272
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 6,407,842
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 6.5%*
(14)	Type of reporting person (see instructions): PN

CUSIP No. 532403201	Page 10 of 21

(1)	Name of reporting person The Värde Skyway Fund UGP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 6,407,842
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 3,067,272
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 6,407,842
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 6.5%*
(14)	Type of reporting person (see instructions): OO

CUSIP No. 532403201	Page 11 of 21

(1)	Name of reporting person Värde Investment Partners (Offshore) Master, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Cayman Islands

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 2,957,466
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 1,415,664
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 2,957,466
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 3.0%*
(14)	Type of reporting person (see instructions): PN

CUSIP No. 532403201	Page 12 of 21

(1)	Name of reporting person The Värde Fund VI-A, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 1,478,733
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 707,832
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 1,478,733
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 1.5%*
(14)	Type of reporting person (see instructions): PN

CUSIP No. 532403201	Page 13 of 21

(1)	Name of reporting person Värde Investment Partners, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 3,351,795
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 1,604,419
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 3,351,795
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 3.4%*
(14)	Type of reporting person (see instructions): PN

CUSIP No. 532403201	Page 14 of 21

(1)	Name of reporting person Värde Investment Partners G.P., L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 7,787,994
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 3,727,915
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 7,787,994
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 7.9%*
(14)	Type of reporting person (see instructions): PN

CUSIP No. 532403201	Page 15 of 21

(1)	Name of reporting person Värde Investment Partners UGP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 7,787,994
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 3,727,915
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 7,787,994
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 7.9%*
(14)	Type of reporting person (see instructions): OO

CUSIP No. 532403201	Page 16 of 21

(1)	Name of reporting person Värde Partners, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 49,291,099
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 23,594,401
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 49,291,099
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 40.4%*
(14)	Type of reporting person (see instructions): PN

CUSIP No. 532403201	Page 17 of 21

(1)	Name of reporting person Värde Partners, Inc.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 49,291,099
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 23,594,401
	(10)	Shared dispositive power: 0

(11)	Aggregate amount beneficially owned by each reporting person: 49,291,099
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 40.4%*
(14)	Type of reporting person (see instructions): CO

CUSIP No. 532403201	Page 18 of 21

(1)	Name of reporting person George G. Hicks
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: United States

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 49,291,099
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 23,594,401

(11)	Aggregate amount beneficially owned by each reporting person: 49,291,099
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 40.4%*
(14)	Type of reporting person (see instructions): IN

CUSIP No. 532403201	Page 19 of 21

(1)	Name of reporting person Ilfryn Carstairs
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Australia and the United Kingdom

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 49,291,099
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 23,594,401

(11)	Aggregate amount beneficially owned by each reporting person: 49,291,099
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 40.4%*
(14)	Type of reporting person (see instructions): IN

CUSIP No. 532403201	Page 20 of 21

SCHEDULE 13D

Item 1. Security and Issuer

This Schedule 13D relates to the common stock (the “Common Stock”), par value $0.0001 per share, of Lilis Energy, Inc., a Nevada corporation (the “Issuer”). The Issuer has its principal executive offices at 201 Main St., Suite 700, Fort Worth, TX 76102.

This Amendment No. 13 (“Amendment No. 13”) amends and supplements the Schedule 13D filed by the Reporting Persons on May 8, 2017, as amended by Amendment No. 1 to Schedule 13D filed by the Reporting Persons on July 14, 2017, as amended by Amendment No. 2 to Schedule 13D filed by the Reporting Persons on August 12, 2017, as amended by Amendment No. 3 to Schedule 13D filed by the Reporting Persons on November 17, 2017, as amended by Amendment No. 4 to Schedule 13D filed by the Reporting Persons on January 8, 2018, as amended by Amendment No. 5 to Schedule 13D filed by the Reporting Persons on February 2, 2018, as amended by Amendment No. 6 to Schedule 13D filed by the Reporting Persons on October 16, 2018, as amended by Amendment No. 7 to Schedule 13D filed by the Reporting Persons on December 28, 2018, as amended by Amendment No. 8 to Schedule 13D filed by the Reporting Persons on March 29, 2019, as amended by Amendment No. 9 to Schedule 13D filed by the Reporting Persons on December 10, 2019, as amended by Amendment No. 10 to Schedule 13D filed by the Reporting Persons on January 13, 2020, as amended by Amendment No. 11 to Schedule 13D filed by the Reporting Persons on February 18, 2020, and as amended by Amendment No. 12 to Schedule 13D filed by the Reporting Persons on February 20, 2020 (as so amended through this Amendment No. 13, the “Schedule 13D”).

Except as specifically provided herein, this Amendment No. 13 does not modify any of the information previously reported on the Schedule 13D. Capitalized terms used but not otherwise defined in this Amendment No. 13 shall have the meanings ascribed to them in the Schedule 13D. The filing of this Amendment No. 13 shall not be construed to be an admission by the Reporting Persons that a material change has occurred in the facts set forth in the Schedule 13D or that this Amendment No. 13 is required under Rule 13d-2 of the Securities Exchange Act.

Item 2. Identity and Background

No change.

Item 3. Source and Amount of Funds or Other Consideration

No change.

Item 4. Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following:

As previously disclosed, on January 10, 2020, certain of the Reporting Persons submitted a preliminary non-binding offer (the “Non-Binding Offer”) to a special committee of the board of directors (the “Special Committee”) of the Issuer for the acquisition of all of the outstanding publicly held shares of common stock of the Issuer not already owned by the Reporting Persons in cash (the “Acquisition”). On February 15, 2020, certain of the Reporting Persons received from the Special Committee a letter regarding the Non-Binding Offer and that included a request to extend the original Non-Binding Offer deadline. On February 17, 2020, certain of the Reporting Persons sent the Special Committee a letter extending the original Non-Binding Offer deadline to February 27, 2020 (the “Extension to the Non-Binding Offer”).

On February 28, 2020, certain of the Reporting Persons sent the Special Committee a second letter extending the original Non-Binding Offer deadline to March 18, 2020 (the “Second Extension to the Non-Binding Offer”).

The foregoing descriptions of the Non-Binding Offer, the Extension to the Non-Binding Offer, and the Second Extension to the Non-Binding Offer in this Amendment No. 13 are not intended to be complete and are qualified in their entirety by reference to the full text of the Non-Binding Offer, the Extension to the Non-Binding Offer, and the Second Extension to the Non-Binding Offer, copies of which are incorporated by reference or attached hereto as Exhibits A, B, and C, respectively.

Item 5. Interest in Securities of the Issuer

The last three paragraphs of each of Items 5(a) and 5(b) of the Schedule 13D are hereby replaced in their entirety with the following.

(a) The Reporting Persons beneficially own 49,291,099 shares of Common Stock, representing 40.4% of the outstanding shares.

The number of shares of Common Stock beneficially owned in connection with the Series E Preferred Stock is based upon an initial aggregate stated value of $60,000,000, plus $4,241,744 of dividends paid-in-kind, divided by the initial conversion price of $2.50, with respect to sole voting power. With respect to dispositive power, the Common Stock beneficially owned excludes 25,696,698 shares of Common Stock with respect to which the Reporting Persons may be entitled to shared dispositive power in connection with the Series E Preferred Stock.

The ownership percentage appearing on such cover pages has been calculated based on an aggregate total of 96,168,333 shares of Common Stock issued and outstanding as of February 26, 2020, plus the 25,696,698 shares of Common Stock, rounded up to the nearest share beneficially owned by the Reporting Persons in connection with the Series E Preferred Stock as of the date hereof.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of Issuer

Item 6 of the Schedule 13D is hereby supplemented as follows:

The description of the Non-Binding Offer, the Extension to the Non-Binding Offer and the Second Extension to the Non-Binding Offer under Item 4 are incorporated herein by reference.

CUSIP No. 532403201	Page 21 of 21

Item 7. Material to Be Filed As Exhibits

Item 7 of the Schedule 13D is hereby amended and supplemented as follows:

Exhibit A	Non-Binding Offer to the Issuer, dated January 10, 2020 (incorporated by reference from Exhibit A to the Issuer’s Amendment No. 10 to the Schedule 13D filed by the Reporting Persons on January 13, 2020).

Exhibit B	Extension to the Non-Binding Offer, dated February 17, 2020 (incorporated by reference from Exhibit B to the Issuer’s Amendment No. 11 to the Schedule 13D filed by the Reporting Persons on February 18, 2020).

Exhibit C	Second Extension to the Non-Binding Offer, dated February 28, 2020.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of March 2, 2020

THE VÄRDE FUND XI (Master), L.P.
By:	The Värde XI G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND XI G.P., LLC
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND XII (MASTER), L.P.
By:	The Värde Fund XII G.P., L.P., Its General Partner
By:	The Värde Fund XII UGP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND XII G.P., L.P.
By:	The Värde Fund XII UGP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND XII UGP, LLC
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE SKYWAY MINI-MASTER FUND, L.P.
By:	Värde Skyway Fund G.P., L.P., Its General Partner
By:	The Värde Skyway Fund UGP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE SKYWAY FUND, L.P.
By:	Värde Skyway Fund G.P., L.P., Its General Partner
By:	The Värde Skyway Fund UGP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE SKYWAY FUND G.P., L.P.
By:	The Värde Skyway Fund UGP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS (OFFSHORE) MASTER, L.P.
By:	Värde Investment Partners G.P., L.P., Its General Partner
By:	Värde Investment Partners UGP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND VI-A, L.P.
By:	Värde Investment Partners G.P., L.P., Its General Partner
By:	Värde Investment Partners UGP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS, L.P.
By:	Värde Investment Partners G.P., L.P., Its General Partner
By:	Värde Investment Partners UGP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS G.P., L.P.
By:	Värde Investment Partners UGP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE PARTNERS, L.P.
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE PARTNERS, INC.

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

GEORGE G. HICKS

By:	/s/ George G. Hicks
Name:	George G. Hicks

ILFRYN CARSTAIRS

By:	/s/ Ilfryn Carstairs
Name:	Ilfryn Carstairs